Exhibit 99.1

Northwest Pipe Company Announces First Quarter 2020 Financial Results

•	U.S. plants have been deemed essential and continue to operate amidst the COVID-19 pandemic
•	Gross profit of $9.6 million increased 45.8% year-over-year
•	Net income of $0.06 per diluted share; Adjusted net income of $0.33 per diluted share
•	Strong backlog of $170 million; $224 million including confirmed orders
•	Enhanced liquidity position to $70 million, comprised of cash and available borrowings under the amended and extended credit agreement

VANCOUVER, Washington—May 7, 2020—Northwest Pipe Company (NASDAQ: NWPX), an industry leader of engineered pipeline systems for water infrastructure, today announced its financial results for the first quarter ended March 31, 2020. The Company will broadcast its first quarter 2020 earnings conference call on Friday, May 8, 2020 at 7:00 a.m. PDT.

First Quarter 2020 Results

Net sales increased 10.0% to $68.9 million in the first quarter of 2020 from $62.6 million in the first quarter of 2019 primarily due to an $8.0 million contribution from the Company’s recently acquired Geneva Pipe Company, Inc. (“Geneva”) operations. Legacy revenues decreased slightly from the first quarter of 2019 due to a 12% decrease in tons produced, partially offset by a 10% increase in selling price per ton.

Gross profit increased 45.8% to $9.6 million, or 13.9% of net sales, in the first quarter of 2020 from $6.6 million, or 10.5% of net sales, in the first quarter of 2019 primarily due to improved product pricing in the Company’s steel pressure pipe business and the margin contribution from Geneva. Included in gross profit in the first quarter of 2020 was $0.5 million of acquisition-related charges and $0.4 million in incremental production costs resulting from the fire at the Company’s Saginaw facility in April 2019.

Net income was $0.6 million, or $0.06 per diluted share, in the first quarter of 2020 compared to $2.2 million, or $0.22 per diluted share, in the first quarter of 2019. Adjusted net income was $3.2 million, or $0.33 per diluted share, in the first quarter of 2020. Adjusted net income excluded $2.5 million of acquisition-related transaction costs, $0.6 million of acquisition-related charges, $0.4 million in incremental production costs resulting from the fire at the Company’s Saginaw facility, and the tax impact of these items of $0.9 million. There were no adjustments to consider in the first quarter of 2019. See the Company’s “Reconciliation of Non-GAAP Financial Measures” in the table below.

Backlog represents the balance of remaining performance obligations under signed contracts for water infrastructure steel pipe projects. Backlog was $170 million as of March 31, 2020 compared to $199 million as of December 31, 2019 and $167 million as of March 31, 2019. The Company also has projects for which it has been notified that it is the successful bidder, but a binding agreement has not been executed (“confirmed orders”). Backlog including confirmed orders was $224 million as of March 31, 2020 compared to $258 million as of December 31, 2019 and $242 million as of March 31, 2019.

Management Commentary

“The COVID-19 pandemic has had a major impact on society and the economy. However, we continue to operate all of our plants with the exception of the San Luis Río Colorado facility in Mexico which the Mexican government required us to temporarily close. Fortunately, we have more than enough capacity at our remaining plants to absorb current and future orders for this facility,” said Scott Montross, President and CEO of Northwest Pipe Company. “Before taking into account purchase accounting associated with our acquisition of Geneva, first quarter revenue and margins were in-line with our projections from the previous earnings call. Furthermore, even though steel pressure pipe backlog declined, as we projected, it remains very elevated by historic standards. Our order book for the concrete pipe and precast business is very strong as we head into the traditionally busy time of the year.”

Acquisition of Geneva Pipe Company, Inc.

On January 31, 2020, the Company completed the acquisition of Geneva, a concrete pipe and precast concrete products manufacturer based in Utah, for $49.4 million. The acquisition was funded with a combination of cash on hand and proceeds from the Company’s amended credit agreement. This acquisition expanded the Company’s water infrastructure product capabilities by adding additional reinforced concrete pipe capacity and a full line of precast concrete products including storm drains and manholes, catch basins, vaults, and curb inlets as well as innovative lined products that extend the life of concrete pipe and manholes for sewer applications. For the year ended December 31, 2019, Geneva’s total revenue was approximately $43 million.

Balance Sheet Details

Total cash and cash equivalents were $9.7 million as of March 31, 2020, down from $31.0 million as of December 31, 2019 due to the Company’s acquisition of Geneva.

In connection with the acquisition of Geneva, the Company amended and extended its credit agreement. Among other modifications, the amendment increased the aggregate borrowing capacity available to the Company for revolving loans and letters of credit from $60 million to an aggregate amount of up to $90 million, including a term loan, and extended the maturity date from October 25, 2023 to October 25, 2024. As of March 31, 2020, the Company had approximately $16 million of outstanding term loan borrowings and no borrowings under the revolving line of credit. As of March 31, 2020, the Company had additional borrowing capacity of approximately $60 million.

Conference Call Details

A conference call and simultaneous webcast to discuss the Company’s first quarter 2020 financial results will be held on Friday, May 8, 2020 at 7:00 a.m. PDT. The call will be broadcast live over the Internet hosted on the Investor Relations section of the Company's website at www.nwpipe.com and will be archived online upon completion of the conference call. For those unable to listen to the live call, a replay will be available approximately one hour after the event and will remain available until Friday, May 22, 2020 by dialing 1-877-344-7529 in the U.S. or 1-412-317-0088 internationally and entering the replay access code: 10143332.

About Northwest Pipe Company

Founded in 1966, Northwest Pipe Company is the largest manufacturer of engineered steel water pipeline systems in North America. The Company produces high-quality engineered steel water pipe, precast and reinforced concrete products through Geneva Pipe and Precast, Permalok® steel casing pipe, bar-wrapped concrete cylinder pipe as well as custom linings, coatings, joints, and one of the largest offerings of fittings and specialized components in North America. Northwest Pipe Company provides solution-based products for a wide range of markets including water transmission and infrastructure, water and wastewater plant piping, structural stormwater and sewer systems, trenchless technology, and pipeline rehabilitation. Strategically positioned to meet growing water and wastewater infrastructure needs, the Company is headquartered in Vancouver, Washington, and has manufacturing facilities across North America.

Forward-Looking Statements

Statements in this press release by Scott Montross are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on current expectations, estimates, and projections about the Company’s business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by the Company include changes in demand and market prices for its products, product mix, bidding activity, the timing of customer orders and deliveries, production schedules, the price and availability of raw materials, price and volume of imported product, excess or shortage of production capacity, international trade policy and regulations, changes in tariffs and duties imposed on imports and exports and related impacts on the Company, the Company’s ability to identify and complete internal initiatives and/or acquisitions in order to grow its business, the Company’s ability to effectively integrate Geneva and other acquisitions into its business and operations and achieve significant administrative and operational cost synergies and accretion to financial results, the impacts of recent U.S. tax reform legislation on the Company’s results of operations, the adequacy of the Company’s insurance coverage, operating problems at the Company’s manufacturing operations including fires, explosions, inclement weather, natural disasters, and the impact of pandemics, epidemics, or other public health emergencies, such as the recent outbreak of coronavirus disease 2019 (“COVID-19”), and other risks discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and from time to time in its other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If the Company does update or correct one or more forward-looking statements, investors and others should not conclude that it will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Non-GAAP Financial Measures

The Company is presenting backlog including confirmed orders, adjusted net income, and adjusted diluted net income per share. These non-GAAP financial measures are provided to better enable investors and others to assess the Company’s results and compare them with its competitors. This should be considered a supplement to, and not a substitute for, or superior to, financial measures calculated in accordance with GAAP.

For more information, visit www.nwpipe.com.

Contact:

Aaron Wilkins

Chief Financial Officer

Northwest Pipe Company
(360) 397-6294 • investors@nwpipe.com

Or Addo Investor Relations

(310) 829-5400

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NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2020	2019

Net sales	$68,923	$62,643
Cost of sales	59,344	56,072
Gross profit	9,579	6,571
Selling, general, and administrative expense	7,945	4,247
Operating income	1,634	2,324
Other income (expense)	(401)	159
Interest income	22	4
Interest expense	(219)	(131)
Income before income taxes	1,036	2,356
Income tax expense	472	191
Net income	$564	$2,165

Net income per share:
Basic	$0.06	$0.22
Diluted	$0.06	$0.22

Shares used in per share calculations:
Basic	9,751	9,735
Diluted	9,829	9,735

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$9,656	$31,014
Trade and other receivables, net	38,789	38,026
Contract assets	79,350	91,186
Inventories	39,259	30,654
Prepaid expenses and other	4,375	4,159
Total current assets	171,429	195,039
Property and equipment, net	108,315	99,631
Operating lease right-of-use assets	28,678	7,683
Goodwill	22,985	-
Intangible assets, net	11,997	1,231
Other assets	5,709	6,661
Total assets	$349,113	$310,245

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$2,891	$-
Accounts payable	17,933	15,493
Accrued liabilities	10,670	12,150
Contract liabilities	7,882	12,281
Current portion of operating lease liabilities	2,450	1,642
Total current liabilities	41,826	41,566
Long-term debt, less current portion	12,788	-
Operating lease liabilities, less current portion	25,264	6,247
Deferred income taxes	10,293	4,265
Other long-term liabilities	9,757	10,009
Total liabilities	99,928	62,087

Stockholders' equity	249,185	248,158
Total liabilities and stockholders’ equity	$349,113	$310,245

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2020	2019

Net income, as reported	$564	$2,165
Adjustments for non-recurring items:
Acquisition-related transaction costs	2,517	-
Saginaw fire incremental production costs	392	-
Amortization of acquired intangibles	346	-
Acquisition-related inventory charges	266	-
Estimated tax impact of non-recurring items	(880)	-
Adjusted net income	$3,205	$2,165

Diluted net income per share, as reported	$0.06	$0.22

Adjusted diluted net income per share	$0.33	$0.22